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As filed with the Securities and Exchange Commission on July 28, 2005

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Crystallex International Corporation
(Exact name of Registrant as specified in its charter)

Canada (Province or other Jurisdiction of Incorporation or Organization)	1041 (Primary Standard Industrial Classification Code Number)	98-0152628 (I.R.S. Employer Identification No.)

18 King Street East, Suite 1210
Toronto, Ontario
Canada M5C 1C4
(416) 203-2448
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company
1090 Vermont Avenue, N.W., Suite 430
Washington D.C. 20005
(888) 690-2882
(Name, address and telephone number of agent for service)

Copies to:

Christopher W. Morgan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Suite 1750, 222 Bay Street P.O. Box 256 Toronto, Ontario M5K 1J5 (416) 777-4700	Sean Farrell, Esq. McMillan Binch Mendelsohn LLP BCE Place, Suite 4400, Bay Wellington Tower 181 Bay Street Toronto, Ontario, M5J 2T3 (416) 865-7910

Approximate date of commencement of proposed sale of the securities to the public:
From time to time on or after the effective date of this Registration Statement as determined by market conditions.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
		2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units Debt Securities Warrants Common Shares

Total	—(1)	$61,576,354(2)(3)	$7,248

(1)
There are being registered under this registration statement such indeterminate principal amount of debt securities of the Registrant, such indeterminate number of warrants of the Registrant and such indeterminate number of common shares of the Registrant (including common shares issuable upon exercise of the warrants) as shall have an aggregate initial offering price of Cdn$75,000,000. If any debt securities are issued at an original issue discount then the securities registered shall include such debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will equal Cdn$75,000,000. Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)
In United States dollars or the equivalent thereof in Canadian dollars. The Proposed Maximum Aggregate Offering Price of Cdn$75,000,000 has been converted into U.S. dollars at the inverse of the noon buying rate in the city of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on July 22, 2005.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o). Pursuant to Rule 457(g), the number of common shares being registered includes 450,000 common shares that may be issued in connection with the exercise of warrants (the "Underlying Shares"). The portion of the maximum aggregate offering price relating to the Underlying Shares is based on the average of the high and low prices of the Registrant's common shares on the American Stock Exchange on July 22, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

         INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 28, 2005

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue

CRYSTALLEX INTERNATIONAL CORPORATION

C$75,000,000

Senior Unsecured Notes
Common Shares
Warrants
Units

        We may offer from time to time, during the 25 month period that this prospectus (including any amendments hereto) remains effective, up to C$75,000,000 in aggregate of senior unsecured notes, common shares (issued separately or upon exercise of warrants), warrants and units comprising any combination of the foregoing.

        The specific terms of any securities offered will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement.

        Our common shares are listed on the Toronto Stock Exchange (TSX) and the American Stock Exchange (AMEX) under the symbol "KRY".

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this short form base shelf prospectus is truthful or complete. Any representation to the contrary is an offence.

        We are permitted to prepare this short form prospectus in accordance with Canadian disclosure requirements which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of U.S. companies.

        Owning our securities may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement fully.

        Your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely because we are incorporated or organized under the laws of Canada, substantially all of our directors and officers and certain of the experts named in this short form prospectus are residents of Canada and a substantial portion of our assets are located outside the United States.

        Our earnings coverage ratio for the 12 months ended December 31, 2004 and the 12 months ended March 31, 2005 is less than one-to-one. See "Earnings Coverage".

        Our business and an investment in our securities involve significant risks. See "Risk Factors".

        No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

                             , 2005

        As used in this prospectus, the terms "Crystallex", "we", "our" and "us" refer to Crystallex International Corporation and, depending on the context, its consolidated subsidiaries, and the term "common shares" refers to our common shares and the term "notes" refers to our senior unsecured notes.

EXCHANGE RATE

        The following table sets out certain exchange rates based upon the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. The rates are set out as United States dollars per C$1.00 and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

	Years Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
Low	0.6200	0.6349	0.7158	0.7418	0.7960
High	0.6619	0.7738	0.8492	0.7880	0.8346
Average	0.6368	0.7139	0.7682	0.7585	0.8155

        On July 27, 2005, the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York for Canadian dollars was C$1.00 per U.S.$0.8103.

PRESENTATION OF FINANCIAL INFORMATION

        Our consolidated financial statements are reported in United States dollars but have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP). For a description of the material differences between Canadian GAAP and accounting principles generally accepted in the United States (U.S. GAAP) as they relate to our financial statements, see note 20 to our audited consolidated financial statements incorporated by reference in this prospectus.

        As a foreign private issuer under U.S. securities laws, we are not required to prepare a quarterly reconciliation with U.S. GAAP and therefore U.S. GAAP figures have not been and will not be included in our unaudited comparative interim consolidated financial statements incorporated by reference in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        We are incorporating by reference in this prospectus certain information contained in documents filed by us with securities regulatory authorities in Canada. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein.

        You may obtain copies of the documents incorporated by reference in this prospectus on request without charge from the Executive Vice President and Corporate Counsel of Crystallex at 18 King Street East, Suite 1210, Toronto, Ontario, M5C 1C4, Telephone: (416) 203-2448.

        The following documents are specifically incorporated by reference in this prospectus:

  (a)
  our annual information form dated March 30, 2005;

  (b)
  our audited consolidated balance sheets as at December 31, 2004 and 2003 and our consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three year period ended December 31, 2004, including the notes thereto and the auditors' report thereon;

  (c)
  management's discussion and analysis of our financial condition and results of operations for the year ended December 31, 2004;

  (d)
  our unaudited comparative interim consolidated financial statements as at and for the three months ended March 31, 2005, including the notes thereto;

  (e)
  management's discussion and analysis of our financial condition and results of operations for the three months ended March 31, 2005; and

  (f)
  our management information circular dated May 6, 2005 in respect of the annual and special meeting of our shareholders held on June 24, 2005 (excluding information which, pursuant to National

    Instrument 44-101 (Short Form Prospectus Distributions) issued by the Canadian Securities Administrators, is not required to be incorporated by reference).

        All material change reports (excluding confidential material change reports) and unaudited interim consolidated financial statements of Crystallex (and management's discussion and analysis relating thereto) filed by us with the securities regulatory authorities in Canada after the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference in this prospectus.

        When new documents of the type referred to in paragraphs (a), (b), (c) and (f) above are filed by us with and, where required, accepted by the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus and the previous documents of the type referred to in paragraphs (a), (b), (c) and (f) above and all material change reports, unaudited interim consolidated financial statements (and management's discussion and analysis relating thereto) and certain prospectus supplements filed by us with the securities regulatory authorities in Canada before the commencement of our financial year in which the new documents are filed will no longer be deemed to be incorporated by reference in this prospectus.

        Any document filed by us with the United States Securities and Exchange Commission (SEC) under the U.S. Securities Exchange Act of 1934 (Exchange Act), as amended, after the date of this prospectus will be deemed to be incorporated by reference into this prospectus if, and to the extent, expressly provided therein.

        A prospectus supplement containing the specific terms of any securities offered will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of securities covered by that prospectus supplement unless otherwise provided therein.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ADDITIONAL INFORMATION

        Crystallex has filed with the SEC a registration statement on Form F-10 of which the prospectus forms a part. This prospectus does not contain all the information set out in the registration statement. For further information about Crystallex and the securities, please refer to the registration statement.

        Crystallex is subject to the information requirements of the Exchange Act of 1934, as amended and applicable Canadian securities legislation, and in accordance therewith, we file reports and other information with the SEC and with the securities regulatory authorities of certain of the provinces of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

        The reports and other information filed by us with the SEC may be read and copied at the SEC's public reference room at 100F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at

1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

        Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym "SEDAR". Reports and other information about us are also available for inspection at the offices of the TSX.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus contain "forward-looking statements" that are based on our current expectations, estimates and projections. These forward-looking statements include, among other things, statements with respect to our business strategy, plans, outlook, long-term growth in cash flow, earnings per share and shareholder value, projections, targets and expectations as to reserves, resources, results of exploration (including targets) and related expenses, property acquisitions, mine development, mine operations, mine production costs, drilling activity, sampling and other data, recovery improvements, future production levels, capital costs, costs savings, additional gold production and synergies resulting from acquisitions or joint ventures, total cash costs of production, expenditures for environmental matters and technology, projected life of our mines, reclamation and other post closure obligations and estimated future expenditures for those matters, completion dates for the various development stages of mines, future gold and other mineral prices (including the long-term estimated prices used in calculating our reserves), the percentage of production derived from mechanized mining, currency exchange rates, debt reductions, the percentage of anticipated production covered by forward sale and other option contracts or agreements and mine production costs. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate", "project", "target", "believe", "estimate", "expect", "intend", "should" and similar expressions.

        Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including:

  •
  uncertainties and costs related to our exploration and development activities, such as those associated with determining whether gold or other mineral reserves exist on a property;

  •
  uncertainties related to feasibility studies that provide estimates of expected or anticipated economic returns from a mining project;

  •
  uncertainties related to expected production rates, timing of production and the total cash costs of production;

  •
  uncertainties related to the future development or implementation of new technologies and research and development and related initiatives;

  •
  uncertainties related to the accuracy of our estimates of mineral reserves and mineral resources and our estimates of future production and future total cash costs of production;

  •
  changes in, and the effects of, the laws, regulations and government policies affecting our mining operations, particularly laws, regulations and policies relating to:

  •
  mine expansions, environmental protection and associated compliance costs arising from exploration, mine development, mine operations and mine closures;

  •
  expected effective future tax rates;

  •
  the protection of the health and safety of mine workers; and

  •
  mineral rights ownership;

  •
  changes in general economic conditions, the financial markets and the demand and market price for gold and other minerals and fluctuations in exchange rates, particularly with respect to the value of the U.S. dollar, Canadian dollar and Venezuelan Bolivar;

  •
  the effects of hedging instruments to protect against fluctuations in gold prices and exchange rate movements and the risks of counterparty defaults;

  •
  geopolitical uncertainty and political and economic instability; and

  •
  strikes, work stoppages or other labor difficulties, environmental hazards, industrial accidents or other events or occurrences that interrupt the production of minerals in our mines.

        A discussion of these and other factors that may affect our actual results, performance, achievements or financial position is contained in "Risk Factors" and elsewhere in this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
CONCERNING ESTIMATES OF MINERAL RESOURCES

        The terms "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are used in the documents incorporated by reference in this prospectus. United States investors are advised that, while such terms are recognized and required under Canadian rules, they are not recognized by the SEC. There is a great deal of uncertainty about the existence and the economic and legal feasibility of inferred mineral resources. It cannot be assumed that all or any part of inferred mineral resources will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. United States investors are cautioned not to assume that all or any part of mineral resources will ever be converted into mineral reserves. United States investors also are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

CRYSTALLEX

        Crystallex International Corporation is a corporation continued under the Canada Business Corporations Act. Our registered and head office is located at 18 King Street East, Suite 1210, Toronto, Ontario, M5C 1C4.

        We explore for, mine and produce gold, with a primary focus on Venezuela. Our principal asset is our interest in the Las Cristinas property located in Bolivar State, Venezuela. Our other assets include the Tomi operations, the Lo Incréible operations (which include the La Victoria deposit) and the Revemin mill also located in Bolivar State, Venezuela. See our annual information form dated March 30, 2005 incorporated by reference in this prospectus for a description of our interest in the Las Cristinas property and our other assets.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to purchase any of our securities. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows which could cause you to lose all or part of your investment in our securities.

  We do not own the Las Cristinas property.

        We do not own the Las Cristinas property or the gold located in the Las Cristinas property.

        Under Venezuelan law, all mineral resources belong to the Republic. In accordance with the Mining Law of 1999, the Government of Venezuela has reserved for itself the right to directly explore and exploit the gold located in the Las Cristinas property and has elected to do so through Corporacíon Venezolana de Guayana (CVG).

        The mine operation agreement between the CVG and Crystallex does not transfer any property ownership rights to Crystallex. Rather, the CVG has authorized us to explore, develop, exploit, commercialize and sell the gold mineral located in the Las Cristinas property for the CVG.

        Our interests in the Las Cristinas property are contingent upon our continuing to perform our obligations under the mine operation agreement. If we fail to do so, the CVG could have the right to terminate the agreement.

  We do not have the right to exploit the copper contained in the Las Cristinas property.

        In addition to gold, the Las Cristinas property contains low levels of copper. Under the mine operation agreement, we are only entitled to exploit the gold contained in the Las Cristinas property. Based on feasibility studies carried out by us and following discussions with the CVG, we have determined that exploiting the copper contained in the Las Cristinas property would detract from the economics of the Las Cristinas project. We do not need the right to exploit the copper contained in the Las Cristinas property in order to exploit the gold and do not currently intend to negotiate with the CVG for the right to exploit the copper contained in the Las Cristinas property.

        The Ministry of Basic Industries and Mines (formerly the Ministry of Energy and Mines) (MBIM) has the right to grant exploitation and other rights with respect to the copper contained in the Las Cristinas property to the CVG or a third party, but has not done so to date. We have been advised by our Venezuelan counsel that:

  (a)
  if the MBIM grants the right to exploit the copper contained in the Las Cristinas property to the CVG, subject to fulfilling all necessary requirements of Venezuelan law (including the additional grant by the MBIM to the CVG of the right to enter into the CVG operation agreements with third parties for such purpose), the CVG has agreed under the terms of the mine operation agreement to negotiate the exploitation of the copper with us; and

  (b)
  if the MBIM grants the right to exploit the copper contained in the Las Cristinas property to a third party, or if the MBIM grants the right to exploit the copper contained in the Las Cristinas property to the CVG and the CVG enters into an operation agreement for such purpose with a third party, our right under the mine operation agreement to exploit the gold contained in the Las Cristinas property would, as a matter of Venezuelan law, take precedence over the CVG/third party's right to exploit the copper.

        If the MBIM grants the right to exploit the copper contained in the Las Cristinas property to the CVG, there can be no assurance that the MBIM will grant to the CVG the additional right to negotiate the exploitation of the copper with third parties or that we will be able to negotiate an agreement with respect to the exploitation of the copper with the CVG. Also, if the MBIM grants the right to exploit the copper contained in the Las Cristinas property to a third party, or if the MBIM grants the right to exploit the copper contained in the Las Cristinas property to the CVG and the CVG enters into an operation agreement for such purpose with a third party, there can be no assurance that we will be successful under Venezuelan law in asserting that our right to exploit the gold contained in the Las Cristinas property takes precedence over the CVG/third party's right to exploit the copper.

  We require substantial additional financing to carry out the Las Cristinas project and conduct our other operations.

        We currently have limited financial resources. In order to carry out the Las Cristinas project and conduct our other operations, we will need to raise substantial additional financing. There can be no assurance that we will be able to raise the required additional financing on acceptable terms or at all. If we fail to raise the required additional financing, we could default in the performance of our obligations under the mine operation agreement and, as a result, the CVG could have the right to terminate the agreement. In addition, we may be unable to conduct our other operations.

  We have a history of losses. We expect to continue to have losses for at least the next few years.

        We incurred net losses in each of 2004, 2003 and 2002. We expect to continue to incur net losses for at least the next few years. We cannot assure you that we will achieve or sustain profitability in the future.

  Our future profitability depends on the success of the Las Cristinas project.

        We anticipate that the majority, if not substantially all, of our net income in the future will come from the Las Cristinas project. We cannot assure you that we will achieve commercial production at the Las Cristinas project or that if we do the project will be profitable. If we are not able to successfully complete, commission and operate the Las Cristinas project, our ability to generate net income will be materially adversely affected.

  We have never carried out a significant mine development project such as the Las Cristinas project.

        We have never carried out a significant mine development project such as the Las Cristinas project. We cannot assure you that we will be able to do so successfully or at all.

  The completion and operation of the Las Cristinas project is subject to risks.

        The completion and operation of the Las Cristinas project is subject to uncertainties and risks, including the availability and cost of machinery and equipment, services, power, water and transportation, the availability of permits and the performance of contractors, suppliers and consultants. It also is common for mining projects to experience unexpected problems during development, construction and commissioning. These unexpected problems could affect the timing of development of the project and could increase its development costs, affect its economic viability or prevent us from completing its development. Accordingly, we cannot assure you that the Las Cristinas project will be completed on time or on budget or at all. If the cost of completing the Las Cristinas project is higher than anticipated, we cannot assure you that we will have enough funds to cover the higher cost or that we will be able to obtain the financing to cover the higher cost.

        The Las Cristinas project does not have an operating history upon which we can base estimates of future production, cash operating costs and economic returns. Our decision to develop the Las Cristinas project was based on a feasibility study containing estimates of mineral reserves and resources, assumptions about future metals prices and estimates of future production, cash operating costs and economic returns. Actual mineral reserves and resources, metal prices, production, cash operating costs and economic returns may differ significantly from those estimated or assumed in our studies.

  The estimates of our mineral reserves and resources may be inaccurate.

        Our reported mineral reserves and resources are estimates only. As a result, there can be no assurance that they are accurate or will be recovered profitably or at all. Mineral reserve and resource estimates are imprecise and depend on subjective geological interpretation and statistical inferences drawn from drilling and sampling, which may prove to be unreliable. Mineral reserve and resource estimates may require revision (either up or down) based on actual production experience. Market fluctuations in the price of metals, increased production costs or reduced recovery rates may render estimated mineral reserves and resources uneconomic and may ultimately result in a restatement of mineral reserves and resources. In addition, short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect profitability in any particular accounting period. Any material change in quantity of mineral reserves or mineral resources, grade or stripping ratio may affect the economic viability of our projects. Should we encounter mineralization or geologic formations at any of our mines and projects different from those predicted by drilling, sampling and similar examinations, then our mineral reserve or mineral resource estimates may be adjusted and our mining plans may be altered which may adversely affect our annual production and operating results. In addition, gold recoveries in small scale laboratory tests may not be duplicated in larger scale tests under on-site conditions or during production.

  We are permitted to prepare this prospectus and the documents that we incorporate by reference in this prospectus in accordance with Canadian disclosure standards which are different from those of the United States.

        Under the U.S./Canada Multijurisdictional Disclosure System (MJDS), we are permitted to prepare this prospectus and the documents that we incorporate by reference in this prospectus in accordance with Canadian disclosure standards and requirements which are different than those of the United States. For example, we are required under National Instrument 43-101 (Standards of Disclosure for Mineral Projects) to calculate and categorize mineral reserves and mineral resources under the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines. These guidelines establish definitions for the reporting of mineral resources and mineral reserves in Canada. These definitions have not been adopted for use in the United States by the SEC, though we believe that the Canadian definitions of proven and probable mineral reserves are substantially in accordance with the definitions of proven and probable mineral reserves set out in the SEC's Industry Guide No. 7 concerning mining operations. In addition, Canadian rules recognize and require disclosure of mineral resources using measured, indicated and inferred mineral resource definitions which are not recognized by the SEC and are not permitted to be included in disclosure documents prepared by companies not eligible to use the MJDS. Accordingly, the information contained in the documents incorporated by reference in this prospectus concerning mineral resources prepared in accordance with Canadian rules may not be comparable to similar information made public by U.S. companies. "Inferred resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. You should not assume that all or any part of inferred mineral resources will ever be upgraded to a higher category.

        In addition, we prepare our financial statements in accordance with Canadian GAAP and are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to the financial statements of U.S. companies.

        See "Documents Incorporated by Reference", "Cautionary Note to United States Investors Concerning Estimates of Resources" and "Presentation of Financial Information".

  Our rights to our mineral properties may be challenged.

        Acquisition of title to mineral properties is a detailed and time-consuming process. Title to, and the area of, mineral properties may be disputed or impugned. Although we have investigated our title to the mineral properties for which we hold concessions or mineral leases or licenses, there can be no assurance that we have valid title to these properties or that our title will not be challenged or impugned. We do not carry title insurance with respect to our mineral properties. A successful claim that we do not have title to a mineral property could cause us to lose our rights to the property, perhaps without compensation for our prior expenditures. Also, as noted above, the mine operation agreement does not transfer any ownership rights in the Las Cristinas property to us.

  Our profitability may be affected by fluctuations in the price of gold.

        The price of gold can fluctuate widely and is affected by numerous factors beyond our control, including industrial and jewelry demand, inflation and expectations with respect to the rate of inflation, the strength of the U.S. dollar and other currencies, interest rates, gold sales by central banks, forward sales by producers, global or regional political or financial events and production and cost levels in major gold-producing regions. The price of gold is also subject to rapid short-term changes due to speculative activities.

        Our revenues, cash flow and profitability are significantly affected by changes in the gold price. If the gold price declines below the cost of production at any of our operations for a significant period, we may be required to suspend or terminate production at the affected operation. In addition, we may be required to restate our mineral reserves and resources, write down our investment and increase or accelerate reclamation and closure charges at the affected operation. Any of these developments could negatively affect our profitability, cash flows and financial position. Accordingly, even if we produce gold, there can be no assurance that the gold price will be high enough to enable us to sell the gold produced by us profitably.

  Our profitability may be affected by fluctuations in interest rates and currencies.

        Interest rates and currency exchange rates can fluctuate widely and are affected by factors beyond our control.

        Although we earn most of our revenues in U.S. dollars, a significant portion of our costs are incurred in Canadian dollars and Venezuelan Bolivar.

        Our revenues, cash flow and profitability may be significantly affected by changes in interest rates and exchange rates, particularly the value of the U.S. dollar, Canadian dollar and Venezuelan Bolivar.

  We may hedge against gold price, currency and interest rate fluctuations and, if we do, we may lose money.

        We may or may be required by the terms of our financing arrangements to engage in activities to hedge the risk of our exposure to gold price, currency and interest rate fluctuations.

        There can be no assurance that we will be able to successfully hedge against gold price, currency and interest rate fluctuations. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Hedging instruments which protect against market price volatility may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production and reduce our revenues and profits. Hedging contracts are subject to the risk that the counterparty may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance by a counterparty could have a material adverse effect on our financial condition and results of operations.

        We have entered into forward contracts and written call options to sell a significant portion of the anticipated gold production at our existing operations. These contracts obligate us to sell specified quantities of gold at prices set when we entered into the contracts, regardless of the price when we actually mine the gold. Accordingly, there is a risk that the price of gold will be higher at the time we mine than when we entered into the contracts, with the result that we must sell the gold at a lower price than we would have received had we not entered into the contracts. In addition, if we are not able to produce the specified quantities of gold, we will be required to buy gold at market prices to satisfy our contract obligations. These market prices may be higher than the contract prices or higher than our own cost of production. In addition, the counterparty contracting to buy gold from us under the forward contracts could default and, if the contract price were higher than the market price at the time of default, we would not likely be able to resell the contracted gold at the higher contract price.

  The exploration and exploitation of mineral properties involves a significant degree of risk.

        Mineral exploration and exploitation involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, tailings impoundment failures, cave-ins, landslides and the inability to obtain adequate machinery, equipment or labour are some of the risks involved in mineral exploration and exploitation activities. We have relied on and may continue to rely on consultants and others for mineral exploration and exploitation expertise. Substantial expenditures are required to establish mineral reserves and resources through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. There can be no assurance that we will discover mineral reserves and resources in sufficient quantities to justify exploitation or that the funds required to exploit any mineral reserves and resources discovered by us will be obtained on a timely basis or at all. The economics of exploiting mineral reserves and resources discovered by us are affected by many factors, many outside our control, including the cost of operations, variations in the grade of ore mined and metals recovered, price fluctuations in the metal markets, costs of processing equipment, continuing access to refining facilities on acceptable terms and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. There can be no assurance that our mineral exploration and exploitation activities will be successful.

        We prepare estimates of future production at our operations. Failure to meet these estimates could adversely affect our profitability, cash flows and financial position. There can be no assurance that we will achieve our production estimates.

        Our actual production may vary from our estimates for a variety of reasons, including actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades from those planned; mine failures, slope failures or equipment failures; industrial accidents; natural phenomena such as inclement weather conditions, floods, droughts, rock slides and earthquakes; encountering unusual or unexpected geological conditions; changes in power costs and potential power shortages; shortages of principal supplies needed for operation, including explosives, fuels, chemical reagents, water, equipment parts and lubricants; labour shortages or strikes; civil disobedience and protests; and restrictions or regulations imposed by governmental or regulatory authorities or other changes in the regulatory environments. Such occurrences could result in damage to mineral properties, interruptions in production, injury or death to persons, damage to property, monetary losses and legal liabilities. These factors may cause a mineral deposit that has been mined profitably in the past to become unprofitable forcing us to cease production.

  Our operations may be affected by the presence of illegal miners.

        Our operations may also be affected by the presence of illegal miners: something that is not uncommon in the gold mining areas of the Guayana Shield area of Venezuela. Although we, in conjunction with the local authorities, employ strategies to control the presence of illegal miners, there can be no assurance that these strategies will be successful or that our operations will not be adversely affected by the presence of illegal miners.

  Mining is inherently dangerous and we cannot insure against all of the risks associated with our business.

        The business of mining is subject to a number of risks and hazards, including adverse environmental effects, industrial accidents, labor disputes, technical difficulties due to unusual or unexpected geologic formations, failures of pit walls and flooding and periodic interruptions due to inclement or hazardous weather conditions. These risks can result in, among other things, damage to, and destruction of, mineral properties or production facilities, personal injury, environmental damage, delays in mining, monetary losses and legal liability.

        Although we maintain, and intend to continue to maintain, insurance with respect to our operations and mineral properties within ranges of coverage consistent with industry practice, there can be no assurance that insurance will be available at economically feasible terms. Insurance against environmental risks is not generally available. These environmental risks include potential liability for pollution or other disturbances resulting from mineral exploration and exploitation activities. In addition, not all risks associated with developing and producing gold are included in coverage and some covered risks may result in liabilities which exceed policy limits. Further, we may elect to not seek coverage for all risks. The occurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on our financial condition and results of operations.

  Increased energy prices could adversely affect our operations.

        Mining operations and facilities are intensive users of electricity and carbon based fuels. Energy prices can be affected by numerous factors beyond our control, including global and regional supply and demand, political and economic conditions and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices could materially adversely affect our results of operations and financial condition.

  The mining industry is intensely competitive and we compete against larger and more experienced companies.

        The competition to discover and acquire mineral properties considered to have commercial potential is intense. We compete with other mining companies, many of which have greater financial resources, mining experience and larger technical staffs than we do, with respect to the discovery and acquisition of interests in mineral properties and the recruitment and retention of qualified employees and other personnel to carry on our mineral exploration and exploitation activities. There can be no assurance that we will be able to successfully compete against these companies.

  The Las Cristinas project and our other operations are located in Venezuela and are subject to the political and economic risks associated with conducting operations in Venezuela.

        Our mineral exploration and exploitation activities may be adversely affected by political instability and legal and economic uncertainty in the countries where we have operations, particularly Venezuela. The risks associated with our foreign operations may include political unrest, labour disputes, invalidation of governmental orders and permits, corruption, war, civil disturbances and terrorist actions, arbitrary changes in laws, regulations and policies, taxation, price controls, exchange controls, delays in obtaining or the inability to obtain necessary permits, opposition to mining from environmental or other non-governmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on mineral exports and increased financing costs. These risks may limit or disrupt our projects or operations, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization, expropriation or other means without fair compensation.

  Our operations are subject to a wide variety of environmental laws.

        Our activities are subject to a wide variety of laws and regulations governing the possible effects of our mineral exploration and exploitation activities on the environment. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mineral exploitation activities, such as seepage from tailings disposal areas that could result in environmental pollution. A breach of environmental legislation may result in the imposition of fines and penalties or the suspension or closure of operations. In addition, certain types of operations require the submission of environmental impact statements and approval thereof by government authorities. Environmental legislation is evolving in a manner which may mean stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their directors, officers and employees. Permits from a variety of regulatory authorities are required for many aspects of mineral exploitation activities, including closure and reclamation. Future environmental legislation could cause additional expense, capital expenditures, restrictions, liabilities and delays in the development of our properties, the extent of which cannot be predicted. In the context of environmental permits, including the approval of closure and reclamation plans, we must comply with standards and laws and regulations which may entail costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We do not maintain environmental liability insurance.

        The Las Cristinas property is located within the Imataca Forest Reserve. Presidential Decree 3.110, which establishes an ordinance plan and regulations for the use of the Reserve, permits mining activities in the Reserve and establishes the legal framework for such activities. Presidential Decree 3.110 replaced a previous Presidential decree that was the subject of a legal challenge before the Venezuelan Supreme Court. It is possible that Presidential Decree 3.110 could be similarly challenged and that such challenge, if ultimately successful, could prevent us from exploiting or fully exploiting the Las Cristinas property.

  Our operations are subject to a wide variety of health and worker safety and other laws.

        Our activities are subject to wide variety of laws and regulations governing health and worker safety, employment standards, waste disposal, protection of the environment, protection of historic and archaeological sites, mine development and protection of endangered and protected species and other matters. A breach of these laws may result in the imposition of fines and penalties or the suspension or closure of operations.

  We are required to obtain and renew and must comply with a wide variety of licences and permits.

        We are required to obtain and renew and must comply with a wide variety of licences and permits from governmental and regulatory authorities to carry out our activities (including obtaining the permit to impact natural resources, the permit necessary to commence the development of the Las Cristinas project). These licences and permits relate to virtually every aspect of our exploration and exploitation activities. Changes in these laws and regulations or changes in their enforcement or interpretation could result in changes in legal requirements or in the terms of our licences and permits that could have a significant adverse impact on our existing or future operations or projects. Obtaining licences and permits can be a complex, time-consuming process. There can be no assurance that we will be able to obtain or renew the necessary licences and permits on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining or reviewing permits and complying with these licences and permits and applicable laws and regulations could stop or materially delay or restrict us from continuing or proceeding with existing or future operations or projects. Any failure to comply with licences and permits and applicable laws and regulations, even if inadvertent, could result in the interruption or closure of operations or material fines, penalties or other liabilities.

  Our ability to obtain U.S. dollars to recover our original investment in the Las Cristinas project, to make distributions and to service our debt may be subject to restrictions imposed by law and foreign exchange regulations.

        Our principal mineral properties are located in Venezuela. Venezuela currently has exchange controls that affect the ability of companies doing business in Venezuela to convert Venezuelan source income into foreign currency. There can be no assurance that these exchange controls will not continue and, if they do, that they will not adversely affect our operations, including our ability to satisfy our foreign currency obligations.

  Our ability to compete could be impaired if we lose key employees.

        Our business and operations are dependent on our retaining the services of a small number of key employees. Our success is, and will continue to be, to a significant extent, dependent on the expertise and experience of these employees. The loss of one or more of these employees could have a materially adverse effect on our business and operations. We do not maintain insurance on any of our key employees.

  Our success will depend on our ability to manage our growth.

        As we develop the Las Cristinas project and bring it into production, we will experience significant growth in our operations. We expect this growth to create new positions and responsibilities for management personnel and to substantially increase the demands on our operating and financial systems. There can be no assurance that we will successfully meet these demands and manage our growth.

ARBITRATION PROCEEDINGS

Vannessa Arbitration

  Background

        In early 1991, Corporacíon Venezolana de Guayana (CVG) called for bids to develop the Las Cristinas property. Placer Dome Inc. was the winning bidder. In July 1991, the CVG and Placer entered into a joint venture agreement pursuant to which they agreed to form a joint venture company, Mineras Las Cristinas, C.A. (MINCA), to explore and, if feasible, develop the gold mineral located in the Las Cristinas property. In early 1992, the CVG and MINCA entered into a contract with respect to the exploration and exploitation of the Las Cristinas property.

        The work plan provided for in the MINCA contract contained milestones with respect to the development of the Las Cristinas property. During the period 1996 to 2000, MINCA suspended its development activities on several occasions.

        In August 2000, the CVG and Placer agreed that Placer would have the right, until July 15, 2001, to engage an investment bank to attempt to find an approved buyer or joint venture partner to develop the Las Cristinas property. In early July 2001, Placer assigned its interest in MINCA to Vannessa Ventures Ltd. Shortly after July 15, 2001, the CVG declared MINCA to be in default of its obligations under the MINCA contract and gave MINCA notice that it had the cure period specified under the MINCA contract to cure the default. In early November 2001, after expiry of the cure period, the CVG terminated the MINCA contract for cause and took possession of the Las Cristinas property and related assets.

        In March 2002, the Ministry of Basic Industries and Mines (formerly the Ministry of Energy and Mines) (MBIM) repossessed the Las Cristinas property and related assets on behalf of the Republic of Venezuela. In April 2002, by Presidential decree, the Venezuelan government reserved for itself through the MBIM the direct exploration and exploitation of the gold mineral located in the Las Cristinas property and granted to the MBIM the right to contract with the CVG the activities required to carry out such exploration and exploitation. In May 2002, the MBIM and the CVG entered into an adjudication agreement pursuant to which the MBIM granted to the CVG the right to explore and exploit the gold mineral located in the Las Cristinas property and to enter into operation agreements with third parties for such purposes. In September 2002, the CVG and Crystallex entered into a mine operation agreement.

        Beginning in March 2002, MINCA and Vannessa commenced a number of proceedings, (MINCA litigation) before the Venezuelan Supreme Court against the Republic of Venezuela and the CVG seeking, among other things, restitution of MINCA's rights under the MINCA contract or damages in lieu thereof. In July 2004, MINCA and Vanessa withdrew the MINCA litigation after making the request for arbitration described below.

  Request for Arbitration

        Vannessa has reported that, in July 2004, it filed a request for arbitration with the International Centre for Settlement of Investment Disputes (ICSID) against the Republic of Venezuela pursuant to the Agreement between the Government of Canada and the Government of the Republic of Venezuela for the Promotion and Protection of Investments (bilateral investment treaty). The request for arbitration alleges that the Republic of Venezuela, including its agency, the CVG, breached the bilateral investment treaty; that the Republic of Venezuela expropriated the investments of Vannessa and MINCA without due process of law, in a discriminatory manner and without prompt, adequate and effective compensation contrary to Article VII of the bilateral investment treaty; and that the Republic of Venezuela failed to accord fair and equitable treatment and full security to Vannessa and MINCA contrary to Article II of the bilateral investment treaty. Vannessa has requested restitution and monetary damages or, in lieu of restitution, monetary damages, including out-of-pocket expenses and lost profits. Vannessa has reported that ICSID registered the request for arbitration in October 2004.

        Section 3(b) of Article XII of the bilateral investment treaty provides that an investor may submit a dispute to arbitration under the bilateral investment treaty only if "the investor has waived its right to initiate or continue any other proceedings in relation to the measure that is alleged to be in breach of [the bilateral investment treaty] before the courts or tribunals of [Venezuela] or in a dispute settlement procedure of any kind". Section 10 of Article XII of the bilateral investment treaty provides that "an award of arbitration shall be final and binding".

        We are not a party to the arbitration proceedings and cannot predict the outcome of these proceedings, including whether any arbitration award could have a material adverse effect on our rights under the mine operation agreement.

Vengroup Arbitration

  Background

        Crystallex indirectly owns 51% and Corporacíon Vengroup, S.A. owns 49% of Osmin Holdings Inc. Osmin indirectly owns the Lo Incréible operations, which include the La Victoria deposit.

        One of our subsidiaries, ECM (Venco) Ltd., and Vengroup are parties to a shareholders agreement dated May 21, 1993 setting out their rights and obligations as shareholders of Osmin. ECM controls the board of directors of Osmin (ie, has the right to elect a majority of the directors). With limited exceptions, all decisions of the board and board committees are by majority vote. Historically, ECM has advanced the additional funds required to pay all administrative, development and operating expenses with respect to Lo Incréible. All advances made by ECM are interest-bearing loans repayable by Osmin out of the net operating cash flow from Lo Incréible. The net operating cash flow from Lo Incréible is to be applied as follows: 50% is to be paid to ECM to repay the loans and the balance is to be paid 51% to ECM and 49% to Vengroup. Any dispute arising under the shareholders agreement is to be referred to arbitration by a single arbitrator.

        Crystallex, ECM and Vengroup are parties to a term sheet dated March 31, 2001 as amended by a memorandum of understanding dated July 19, 2001 pursuant to which they agreed, among other things, to negotiate and execute an amended and restated shareholders agreement and to implement a mining and milling agreement pursuant to which ore extracted from Lo Incréible would be mined and processed by Crystallex and its subsidiaries on a cost plus basis subject to an agreed maximum (agreed maximum mining and milling costs). The parties have not negotiated and executed an amended and restated shareholders agreement or a mining and milling agreement. The term sheet makes no reference to levels of mining or production or the term over which mining and production will be sustained.

        At the time that they entered into the term sheet, Crystallex, ECM and Vengroup agreed to proceed immediately to mine the gold mineral located in the La Victoria deposit and to process the mined gold mineral at our Revemin mill. Mining and processing of the gold mineral located in the La Victoria deposit commenced in the second quarter of 2001 but substantially ended in the third quarter of 2003 as a result of reduced gold recoveries and increased operating costs attributable to refractory ore in the La Victoria deposit.

        We have written off the carrying value of our interest in the La Victoria deposit. The outstanding principal amount of the loans is approximately U.S.$34.0 million.

  Notice of Arbitration

        On June 17, 2005, Vengroup delivered a notice of arbitration to us alleging, among other things, that:

  (a)
  at the time that the parties entered into the term sheet, we made representations to Vengroup that created an implied mining and milling agreement between the parties pursuant to which we agreed that Crystallex and its subsidiaries would mine and process ore from Lo Incréible using the Revemin mill at a specified rate (notional processing rate) and produce gold from the mined and processed ore at a specified rate (notional production rate) at a cost not to exceed the agreed maximum mining and milling costs; and

  (b)
  Crystallex and its subsidiaries have failed to mine and process ore at the notional processing rate and to produce gold at the notional production rate and, as a result, Osmin has failed to generate the net operating cash flow from Lo Incréible that would have been generated had Crystallex and its subsidiaries not failed to do so.

        On June 14, 2005, Vengroup filed a statement of claim in the arbitration proceedings. In the claim, Vengroup is seeking an award for the period commencing May 2001 (the date that operations commenced at La Victoria) and ending August 2008 (the date that the orebody at La Victoria would be mined out at the notional processing rate). If it is successful in full, the claim could eliminate the indebtedness of Osmin to ECM and entitle Vengroup to a cash payment of up to approximately U.S.$42.0 million.

        We dispute the allegations of Vengroup and intend to assert the terms and conditions of the written agreements between the parties based upon actual production, actual grades and agreed costs experienced at Lo Incréible. The arbitration proceedings are at a preliminary stage. We cannot predict the outcome of the proceedings, including whether any arbitration award could have a material adverse affect on our business and operations.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the issue of our securities will be used for working capital and general corporate purposes.

DESCRIPTION OF SENIOR UNSECURED NOTES

General

        We may issue senior unsecured notes from time to time in one or more series. This section summarizes the general terms and provisions of the notes that will be common to all series that we offer pursuant to this prospectus. The specific terms relating to any series of notes that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of notes offered. Because the terms of specific series of notes offered may differ from the general information we have provided below, you should rely on information in the applicable prospectus supplement in addition to the information below in respect of any particular series of notes.

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the notes that we offer pursuant to this prospectus will be governed by a document called an "indenture". An indenture is a contract between a financial institution, acting on your behalf as trustee of the notes offered, and us. The notes will be issued pursuant to an indenture made as of December 23, 2004 between us and CIBC Mellon Trust Company, as trustee. When we refer to indenture in this prospectus, we are referring to the indenture dated December 23, 2004 under which notes will be issued, as supplemented by any supplemental indenture which may be applicable to a particular series of notes. The trustee has two main roles: to enforce your rights against us if we default on our obligations under the indenture (subject to some limitations on the extent to which the trustees can or will act on your behalf) and to perform certain administrative duties for us.

        The following section is a summary of the principal provisions of the indenture. Certain capitalized terms used in this summary are defined below under "Definitions". This summary is not complete. Because this section is a summary, it does not describe every aspect of the notes or the indenture. If we refer to particular provisions in the indenture, these provisions, including the definitions of terms, are incorporated by reference in this prospectus and form part of this summary. We urge you to read the indenture and any supplements thereto that are applicable to you because the indenture as supplemented, and not this section, defines your rights as a holder of notes.

        The indenture does not limit the aggregate principal amount of notes that we may issue under the indenture and does not limit the amount of other indebtedness we may incur except as described below under "Covenants".

        The applicable prospectus supplement will describe the specific terms of any series of notes that we offer, including some or all of the following:

  •
  the title and the aggregate principal amount of the notes of such series;

  •
  any limit on the aggregate principal amount of the notes of such series;

  •
  the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of, and premium, if any, on the notes will be payable and the portion (if less than the principal amount) to be payable upon a declaration of acceleration of maturity;

  •
  the rate or rates (whether fixed or variable) at which the notes will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue and on which such interest will be payable and the regular date for the payment of interest on the notes or the method by which such date or dates will be determined;

  •
  the place or places where the principal of, and premium, if any, and interest, if any, on the notes will be payable and each office or agency where the notes may be presented for registration of transfer or exchange;

  •
  the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the notes may be redeemed or purchased, in whole or in part, by us;

  •
  the terms and conditions upon which you may require us to redeem the notes prior to maturity and the price or prices at which and the currency in which the notes are payable;

  •
  the terms, if any, on which the notes may be converted or exchanged for other of our securities or securities of other entities;

  •
  if payment of the notes will be guaranteed by any other person;

  •
  the extent and manner, if any, in which payment on or in respect of the notes will be secured, or will rank senior, or will be subordinated to the prior payment of our other liabilities and obligations;

  •
  if the series of notes will be issuable in the form of one or more global securities and, if so, the identity of the depository for the global securities;

  •
  if the notes are to be registered securities, bearer securities (with or without coupons) or both;

  •
  any applicable Canadian and U.S. federal income tax consequences;

  •
  the terms and conditions of any sinking fund or analogous provisions;

  •
  if the notes may be issued bearing no interest or at a discount below their stated principal amount, and special considerations applicable to any such discounted notes or other notes offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes;

  •
  if other than denominations of C$1,000 and any integral multiple thereof, the denomination or denominations in which any definitive securities of the series shall be issuable and, if other than the denomination of C$1,000, the denomination or denominations in which any bearer notes of the series shall be issuable;

  •
  the currency or currency unit in which the notes are denominated or in which currency payment of the principal of, and premium, if any, or interest, if any, on such notes will be payable;

  •
  any index formula or other method used to determine the amount of payments of principal of, and premium, if any, or interest, if any, on the notes;

  •
  whether and under what circumstances we will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the notes, and whether we will have the option to redeem the debt securities rather than pay the additional amounts; and

  •
  any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of the notes, including covenants and events of default which apply solely to a particular series of the notes being offered which do not apply generally to other series of notes, or any covenants or events of default generally applicable to the notes which do not apply to a particular series of the notes.

        Unless otherwise indicated in the applicable prospectus supplement, the indenture does not afford holders of the notes the right to tender such notes to us for repurchase in the event we experience a change of control.

Rank

        The notes will be direct unsecured obligations of Crystallex ranking: (a) senior to Convertible Debt; (b) junior to Branch Secured Indebtedness; and (c) equally with all unsecured and unsubordinated indebtedness of Crystallex (including all other notes).

        The trustee may also act as the trustee with respect to Convertible Debt issued under the indenture or otherwise.

Covenants

  Negative Pledge

        Crystallex will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Security Interest, other than Permitted Encumbrances, on or over any of its assets (present or future) to secure any Obligation, unless at the same time it shall secure equally and rateably therewith all the notes then outstanding.

  Limitation on Senior Indebtedness

        Crystallex will not: (a) issue, incur or otherwise become liable for or in respect of any Indebtedness ranking senior to the notes other than Indebtedness secured by Permitted Encumbrances (including Project Secured Indebtedness) or (b) permit the Project Secured Indebtedness to exceed U.S.$200 million (U.S.$300 million if the size of the plant at the Las Cristinas Project is increased to 40,000 tonnes of ore per day).

  Limitation on Subsidiary Indebtedness

        Crystallex will not permit a Subsidiary to, directly or indirectly, issue, incur, assume or otherwise become liable for or in respect of any Indebtedness except:

  (a)
  Indebtedness of the Subsidiary existing as at December 23, 2004 for borrowed money, including obligations with respect to bankers' acceptances and contingent reimbursement obligations relating to letters of credit and other financial instruments;

  (b)
  Inter-Company Indebtedness of the Subsidiary;

  (c)
  Non-Recourse Debt of the Subsidiary;

  (d)
  Non-Speculative Financial Instrument Obligations of the Subsidiary;

  (e)
  Permitted Capital Lease Obligations of the Subsidiary;

  (f)
  Purchase Money Obligations of the Subsidiary; and

  (g)
  any other Indebtedness of the Subsidiary (in addition to the Indebtedness referred to in paragraphs (a) to (f)) if, after giving effect to the Indebtedness, the aggregate amount of all Indebtedness of all Subsidiaries permitted by this paragraph (g) only would not exceed 5% of Consolidated Net Worth.

        For the purposes of this covenant, the assignment by Crystallex to a third party of Inter-Company Indebtedness owing by a Subsidiary will be considered to be an incurrence of Indebtedness by such Subsidiary.

  Limitation on Subsidiary Preferred Shares

        Crystallex will not permit a Subsidiary to issue any Preferred Shares other than to Crystallex or another Subsidiary.

  Restriction on Change of Domicile

        Crystallex may not, directly or indirectly through a Subsidiary, enter into a transaction or series of transactions (other than certain specified change of control transactions) in which all or substantially all of the undertaking, property and assets of Crystallex and its Subsidiaries would become the property of any other person, whether by way of reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or otherwise, unless Crystallex will be the continuing corporation or:

  (a)
  the person is a corporation organized and existing under the laws of Canada or a province or territory thereof or of the United States of America or a state thereof or of the District of Columbia and expressly assumes, by a supplemental indenture satisfactory in form to the trustee and its counsel and executed and delivered to the trustee, all of the covenants and obligations of Crystallex under the indenture and all notes; and

  (b)
  at the time of and after giving effect to the reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or other transaction, no Event of Default or event that, with the passing of time or the giving of notice or both, would constitute an Event of Default has occurred and is continuing.

  Transactions with Affiliates

        Crystallex, will not, and will not permit any Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Crystallex (each, an "Affiliate Transaction") other than an Affiliate Transaction made pursuant to the terms of a shareholders agreement with respect to the ownership and operation of the Lo Incréible properties in Venezuela or an Affiliate Transaction which is on terms that are no less favourable than those that would have been obtained in a comparable arm's length transaction with a person who is not a "related person", as such term is defined in the Bankruptcy and Insolvency Act (Canada).

  Limitation on Sale of Las Cristinas Project

        Crystallex will not sell, lease, transfer or otherwise dispose of all or part of its interest in the Las Cristinas Project unless we receive consideration at least equal to the fair market value thereof and unless at least 75% of the consideration received consists of cash or cash equivalents (as defined in the indenture, including treasury bills, bankers' acceptances, certain publicly traded shares of corporations with a market capitalization of at least U.S.$500 million and certain specified commercial paper and other debt securities) or commitments to pay cash or the assumption of Indebtedness of Crystallex (other than Indebtedness which is subordinated to the notes).

Events of Default

        The following are Events of Default in respect of each series of notes:

  (a)
  failure to pay principal on any notes when due;

  (b)
  failure to pay interest on any notes when due if such failure continues for a period of 30 days;

  (c)
  the sale, transfer, lease or other disposition of all or substantially all of the property and assets of Crystallex and its Subsidiaries other than in accordance with the covenants described above under "Covenants — Restriction on Change of Domicile";

  (d)
  failure to observe or perform any other covenant or condition contained in the indenture or a supplemental indenture if such failure continues for a period of 60 days after written notice thereof has been given to Crystallex by the trustee or the holders of at least 25% aggregate principal amount of the notes of any affected series then outstanding;

  (e)
  failure by Crystallex or any Subsidiary to observe or perform any provision of any agreement under which Indebtedness is created if such failure has the effect of causing more than U.S.$10 million of such Indebtedness in the aggregate to become due and payable or to be required to be redeemed or repurchased before its stated maturity;

  (f)
  the rendering by a court of competent jurisdiction of one or more judgments against Crystallex or any Subsidiary in an aggregate amount of more than U.S.$10 million if the judgments remain undischarged or unstayed for more than 30 days; and

  (g)
  specified events of bankruptcy, insolvency or reorganization affecting Crystallex or a Subsidiary.

Default and Acceleration

        If an Event of Default described in paragraphs (a) to (f) above occurs and is continuing, the trustee or the holders of not less than 25% of the principal amount of notes of any series of notes then outstanding may declare the principal amount of and the accrued and unpaid interest on all notes of that series then outstanding to be due and payable immediately.

        If an Event of Default described in paragraph (g) above occurs and is continuing, the principal amount of and accrued and unpaid interest on all notes then outstanding shall be due and payable immediately without any declaration or other action by the trustee or the holders of the notes.

Protection of Trustee

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default applicable to a series of notes occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of such notes unless the trustee is sufficiently indemnified and funded in accordance with the provisions of the indenture. Subject to the provisions of the indenture providing for the indemnification and funding of the trustee, the holders of the requisite principal amount of such notes will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any rights or powers of the trustee in respect of such notes.

Modification

        The indenture will provide that certain rights, privileges, restrictions and conditions of notes issued and outstanding under the indenture may be modified if such modifications are authorized by extraordinary resolution.

        The term "extraordinary resolution" means:

  (a)
  in the case of modifications which affect a particular series of notes issued pursuant to the indenture, a resolution passed by the affirmative votes of the holders of not less than 66 2/3% in principal amount of notes of that series then outstanding represented and voting at a meeting (at which the holders of at least 51% of the principal amount of notes of that series are present in person or by proxy) or an instrument in writing signed by holders of not less than 66 2/3% in principal amount of notes of that series then outstanding; and

  (b)
  in the case of modifications which affect all notes issued pursuant to the indenture, a resolution passed by the affirmative votes of the holders of not less than 66 2/3% in principal amount of all notes then outstanding represented and voting at a meeting (at which the holders of at least 51% of the principal amount of all notes are present in person or by proxy) or an instrument in writing signed by holders of not less than 66 2/3% in principal amount of all notes then outstanding, treated in each case as a single class.

Defeasance

        The indenture requires the trustee to release Crystallex from its obligations in respect of the notes of a series if specified conditions are met, including the deposit by Crystallex of sufficient funds for the payment of all principal and interest and any other amounts on the notes and the payment of the fees and expenses of the trustee.

Form, Transfer and Payment Mechanics

        Except as otherwise specified in a supplemental indenture for a series of notes, the notes will be represented by one or more global notes registered in the name of The Canadian Depository for Securities Limited or a successor thereof (Depository) or its nominee and held by or on behalf of the Depository as custodian for institutions (including the underwriters, if any) which participate directly or indirectly in the Depository's book-entry only registration system (BEO Participants). Beneficial interests in the global note will be represented through book-entry accounts of BEO Participants on behalf of beneficial owners of notes represented by the global note.

        Purchasers of notes represented by a global note will not be entitled to certificates or other instruments from Crystallex or the Depository evidencing their ownership of notes. Beneficial owners of notes represented by a global note will not be shown on the registers maintained by the trustee or the records maintained by the Depository but will be shown through book-entry accounts of BEO Participants. Purchasers of notes represented by a global note will receive a customer confirmation of purchase from the selling underwriter or other institution through which they hold such notes.

        Purchasers of notes represented by a global note will receive notes registered in their name only:

  (a)
  if Crystallex determines that the Depository is no longer willing, able or qualified to discharge properly its responsibilities as holder of the global note in connection with the notes and Crystallex is unable to locate a qualified successor;

  (b)
  if Crystallex elects to terminate the book-entry only registration of notes through the Depository; or

  (c)
  in certain other specified circumstances.

        Transfers of beneficial ownership of notes represented by the global note will be effected through records maintained by the Depository or its nominee (with respect to interests of BEO Participants) and on the records of BEO Participants (with respect to interests of persons other than BEO Participants). Beneficial owners of notes represented by the global note who are not BEO Participants but who desire to transfer any interest in notes may do so only through BEO Participants. The ability of beneficial owners of notes represented by a global note to transfer any interest in notes may be limited by reason of not holding a certificate registered in their name.

        Payments of interest and principal on a global note will be made to the Depository or its nominee as registered holder of the global note. As long as the Depository or the nominee is the registered owner of the global note, the Depository or the nominee will be considered the sole owner of the global note for the purposes of receiving payment on the global note and for all other purposes under the indenture and the global note.

        Crystallex expects that the Depository or the nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit the accounts of BEO Participants, on the date principal or interest is payable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the Depository or the nominee. Crystallex also expects that payments of principal and interest by BEO Participants to the owners of beneficial interests in the global note held through BEO Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of BEO Participants. The responsibility and liability of Crystallex and the trustee in respect of notes represented by a global note is limited to making payment of any principal and interest due on the global note to the Depository or the nominee.

Governing Law

        The indenture and the notes will be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Definitions

        The following defined terms used in this section of the prospectus are defined in the indenture substantially as set out below.

"Affiliate" has the meaning given thereto in the Securities Act (Ontario).

"Branch" means the Venezuelan permanent establishment through which Crystallex is carrying out the Las Cristinas Project.

"Branch Indebtedness" means Indebtedness incurred by the Branch to fund the Las Cristinas Project.

"Branch Secured Indebtedness" means Branch Indebtedness secured by cash or cash equivalents (as defined in the indenture, including treasury bills, bankers' acceptances, certain publicly traded shares of corporations with a market capitalization of at least U.S.$500 million and certain specified commercial paper and other debt securities).

"Capital Lease" means, with respect to a person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease on a balance sheet of the person in accordance with Canadian generally accepted accounting principles.

"Capital Lease Obligation" means, with respect to a person, the obligation of the person to pay rent or other amounts under a Capital Lease.

"Consolidated Net Worth" means the shareholder's equity of Crystallex and its Subsidiaries determined on a consolidated basis in accordance with Canadian generally accepted accounting principles.

"Contingent Liability" means, with respect to a person, any agreement, undertaking or arrangement by which the person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the obligation, debt or other liability of any other person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other person. The amount of any Contingent Liability will, subject to any limitation contained therein, be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the obligation, debt or other liability to which the Contingent Liability relates.

"Convertible Debt" means Indebtedness which is convertible into or exchangeable for common shares.

"Deferred Purchase Price Obligation" means, with respect to a person, an obligation issued, incurred or assumed by the person in connection with the acquisition by the person of an asset in respect of the deferred purchase price of the asset.

"Event of Default" means an event of default under the indenture.

"Financial Instrument Obligations" means, with respect to any person, obligations arising under:

  (a)
  interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding conventional floating rate indebtedness);

  (b)
  currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

  (c)
  any agreement for the making or taking of any commodity (including coal, natural gas, oil and electricity), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the person under the obligations determined by marking the obligations to market in accordance with their terms.

"Indebtedness" means, with respect to a person, without duplication:

  (a)
  all obligations of the person for borrowed money, including obligations with respect to bankers' acceptances and contingent reimbursement obligations relating to letters of credit and other financial instruments;

  (b)
  all Financial Instrument Obligations of the person;

  (c)
  all Deferred Purchase Price Obligations of the person;

  (d)
  all Capital Lease Obligations and Purchase Money Obligations of the person; and

  (e)
  all Contingent Liabilities of the person with respect to obligations of another person if such obligations are of the type referred to in paragraphs (a) to (d).

"Inter-Company Indebtedness" means, with respect to Crystallex, indebtedness of Crystallex to a Subsidiary and, with respect to a Subsidiary, indebtedness of the Subsidiary to Crystallex or to another Subsidiary.

"Las Cristinas Project" means the acquisition, exploration, development and exploitation of the mineral deposits located in the areas of the gold mineral concessions known as Cristinas 4, 5, 6 and 7 in the Municipality of Sifontes, in Bolivar State, Venezuela.

"Non-Recourse Debt" means, with respect to a person, any indebtedness incurred to finance the creation, development, construction or acquisition of an asset of the person (and any extensions, renewals or refunding of any such indebtedness) provided that the recourse of the obligee thereof against the person is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the asset (including all rights and benefits related to or arising out of the asset).

"Non-Speculative Financial Instrument Obligations" means, with respect to a person, Financial Instrument Obligations of the person entered into by the person in the ordinary course of business for risk management purposes and not for speculative or capital raising purposes. For greater certainty, Non-Speculative Financial Instrument Obligations include Financial Instrument Obligations entered into by Crystallex or a Subsidiary in accordance with the terms of the Branch Indebtedness (or by a Subsidiary under the terms of Non-Recourse Debt).

"Obligations" means, without duplication, with respect to a person, all items which, in accordance with Canadian generally accepted accounting principles, would be included as liabilities on the liability side of the balance sheet of the person and all Contingent Liabilities of the person.

"Permitted Capital Lease Obligation" means, with respect to a Subsidiary, the obligation of the Subsidiary to pay rent or other amounts under a Capital Lease, other than a Capital Lease entered into as part of a Sale and Leaseback Transaction unless:

  (a)
  the property which is the subject matter of the Sale and Leaseback Transaction is owned by the Subsidiary;

  (b)
  the proceeds of sale of such property have been determined by the board of directors of the Subsidiary to be at least equal to its fair value; and

  (c)
  either of the following is applicable:

  (1)
  at the time of the Sale and Leaseback Transaction, the cost of acquiring the property which is the subject matter of the Sale and Leaseback Transaction could have been financed pursuant to a Purchase Money Obligation; or

    (2)
    within 120 days after completion of the Sale and Leaseback Transaction, the Subsidiary reduces its Indebtedness, other than Indebtedness permitted pursuant to paragraphs (a) to (d) under "Covenants — Limitation on Subsidiary Indebtedness", by an amount at least equal to the net proceeds from the Sale and Leaseback Transaction.

"Permitted Encumbrances" means:

  (a)
  any Security Interest securing Obligations of a Subsidiary that:

  (1)
  exists before and at the time that the Subsidiary becomes a Subsidiary;

  (2)
  was not created or assumed in contemplation or as a result of the Subsidiary becoming a Subsidiary; and

  (3)
  immediately before and after the Subsidiary becomes a Subsidiary, does not attach to the assets or secure Obligations of Crystallex or any other Subsidiary;

  (b)
  any Purchase Money Mortgage or Capital Lease of Crystallex or a Subsidiary;

  (c)
  any Security Interest in an asset created or assumed by Crystallex or a Subsidiary to secure Non-Recourse Debt of Crystallex or the Subsidiary in respect of such asset;

  (d)
  any Security Interest in cash, marketable debt securities or accounts receivable created or assumed by Crystallex or a Subsidiary to or in favour of a bank or other lending institution to secure indebtedness of Crystallex or the Subsidiary that is payable on demand or that, on the date of issue or assumption of liability, has a term to maturity (including any right of extension or renewal) of 18 months or less and that is incurred by Crystallex or the Subsidiary in the ordinary course of business and for the purpose of carrying on the same;

  (e)
  any Security Interest in cash or marketable debt securities created or assumed by Crystallex to secure Non-Speculative Financial Instrument Obligations of Crystallex if the aggregate value of such cash and marketable cash securities is not more than 105% of the aggregate amount of the Non-Speculative Financial Instrument Obligations;

  (f)
  any Security Interest created or assumed by a Subsidiary in favour of Crystallex or any Wholly-Owned Subsidiary;

  (g)
  any Security Interest in an asset acquired by Crystallex or a Subsidiary that secures Obligations of any other person, whether or not such Obligations are assumed by Crystallex or the Subsidiary provided that the Security Interest:

  (1)
  exists before and at the time that the asset is acquired by Crystallex or the Subsidiary;

  (2)
  was not created or assumed in contemplation or as a result of the asset being acquired by Crystallex or the Subsidiary; and

  (3)
  immediately before and after the asset is acquired by Crystallex or the Subsidiary, does not attach to the assets or secure Obligations of Crystallex or any other Subsidiary;

  (h)
  any Security Interest in cash or marketable debt securities in a sinking fund account established by Crystallex in support of a series of notes;

  (i)
  any Security Interest or deposit under workers' compensation, social security or similar legislation or in connection with bids, tenders, leases, contracts or expropriation proceedings or to secure public or statutory obligations, surety and appeal bonds or costs of litigation where required by law;

  (j)
  any Security Interest or privilege imposed by law, such as builders', mechanics', material men's, carriers', warehousemen's and landlords' liens and privileges; or any Security Interest or privilege arising out of judgments or awards with respect to which Crystallex or a Subsidiary at the time is prosecuting an appeal or proceedings for review and with respect to which it has secured a stay of execution pending such appeal or proceedings for review; or any Security Interest for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by Crystallex or a Subsidiary in good faith; or any undetermined or inchoate Security Interest or privilege incidental to current operations that has not been filed pursuant to law against Crystallex or a Subsidiary or that relates to obligations not due or delinquent; or the deposit of cash or securities in connection with any Security Interest or privilege referred to in this paragraph (j);

  (k)
  any right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit held or acquired by Crystallex or a Subsidiary, or by any statutory provision, to terminate the lease, licence, franchise, grant or permit or to purchase assets used in connection therewith or to require annual or other periodic payments as a condition of the continuance thereof;

  (l)
  any Security Interest or right of distress reserved in or exercisable under any lease for rent to which Crystallex or a Subsidiary is a party and for compliance with the terms of the lease;

  (m)
  any Security Interest created or assumed by Crystallex or a Subsidiary in favour of a public utility or any municipality or governmental or other public authority when required by the utility, municipality or other authority in connection with the operations of Crystallex or a Subsidiary;

  (n)
  any reservations, limitations, provisos and conditions expressed in original grants from the Crown or the Republic of Venezuela;

  (o)
  any minor encumbrances, such as easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other persons, rights-of-way for sewers, electric lines, telegraph and telephone lines, oil and natural gas pipelines and other similar purposes, or zoning or other restrictions applicable to Crystallex's or a Subsidiary's use of real property, that do not in the aggregate materially detract from the value of the property or materially impair its use in the operation of the business of Crystallex or the Subsidiary;

  (p)
  any extension, renewal, alteration, substitution or replacement, in whole or in part, of a Security Interest referred to in paragraphs (a) to (o) provided that the Security Interest is limited to all or part of the same assets, the principal amount of the secured Obligations is not increased by that action, the term of the secured Obligations is not shortened and the terms and conditions of the Security Interest are no more restrictive in any material respect than the Security Interest so extended;

  (q)
  Branch Secured Indebtedness;

  (r)
  Project Secured Indebtedness; and

  (s)
  any other Security Interest created or assumed by Crystallex or a Subsidiary (in addition to the Security Interests referred to in paragraphs (a) to (r)) if, after giving effect to the Security Interest, the aggregate amount of all Indebtedness secured by Security Interests permitted by this paragraph(s) only does not at that time exceed 5% of Consolidated Net Worth.

"Preferred Shares" means shares in the capital of a corporation which ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such corporation, to shares of any other class in the capital of such corporation.

"Project Secured Indebtedness" means Branch Indebtedness secured by a security interest in the Las Cristinas Project assets.

"Purchase Money Mortgage" means, with respect to a person, any Security Interest created or assumed by the person to secure a Purchase Money Obligation provided that such Security Interest is limited to the asset financed by such Purchase Money Obligation and is created or assumed not later than three months after such Purchase Money Obligation is issued, incurred or assumed.

"Purchase Money Obligation" means, with respect to a person, indebtedness of the person issued, incurred or assumed to finance all or part of the cost of acquiring any asset for the person, other than shares, bonds and other securities, or constructing, installing or improving any real property or fixtures of the person, provided that the indebtedness is issued, incurred or assumed within 12 months after such acquisition, construction, installation or improvement, and includes any extension, renewal or refunding of such indebtedness so long as the principal amount thereof outstanding on the date of such extension, renewal or refunding is not increased.

"Sale and Leaseback Transaction" means, with respect to a person, a transaction or series of transactions pursuant to which the person sells or transfers real or personal property owned by the person to a third party and subsequently leases such real or personal property.

"Securities" means stocks, shares, units, instalment receipts, voting trust certificates, bonds, notes, other evidences of indebtedness, or other documents or instruments commonly known as securities or any certificates of interest, shares or participations in temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe for, purchase or acquire any of the foregoing.

"Security Interest" means any security interest, assignment by way of security, mortgage, charge (whether fixed or floating), hypothec, pledge, lien or other encumbrance on or interest in property or assets that secures the payment of Obligations.

"Subsidiary" has the meaning given thereto in the Securities Act (Ontario).

"Wholly-Owned Subsidiary" means a Subsidiary all of the outstanding shares in the capital of which are owned by Crystallex or one or more Wholly-Owned Subsidiaries.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

        Our share capital consists of an unlimited number of common shares, an unlimited number of Class A preference shares and an unlimited number of Class B preference shares. At July 27, 2005, there were 193,841,689 common shares, no Class A preference shares and no Class B preference shares issued and outstanding.

        The following is a summary of the material provisions attached to the common shares, the Class A preference shares and the Class B preference shares.

Common Shares

        Each common share entitles the holder to dividends if, as and when declared by the board of directors, to one vote at all meetings of holders of common shares and to participate rateably in any distribution of the assets of Crystallex upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to the common shares.

Class A Preference Shares and Class B Preference Shares

        The Class A preference shares and Class B preference shares are issuable in series. Each series may consist of such number of shares and have such designation, rights, privileges, restrictions and conditions attached thereto as may be determined by the board of directors, subject to the provisions attached to the Class A preference shares as a class or the Class B preference shares as a class. The Class A preference shares and the Class B preference shares each rank ahead of the common shares with respect to the distribution of assets of Crystallex upon liquidation, dissolution or winding-up.

Shareholder Rights Plan

        On March 10, 1997, our board of directors adopted a shareholder rights plan.

        Pursuant to the plan, the board of directors declared a distribution of one right for each outstanding common share to shareholders of record at the close of business on March 10, 1997 and authorized the issue of one right for each common share issued after that date and before the date that the plan expires or the rights separate from the common shares. The plan will expire at the close of business at the annual meeting of our shareholders to be held in 2007. The rights will separate from the common shares at the close of business on the eighth trading day (or such later day as determined by the board of directors) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% or more of the common shares by any person other than pursuant to a permitted bid. A "permitted bid" is an offer that is made to the holders of all common shares (other than the offeror) in compliance with the plan, is open for acceptance for at least 60 days, is accepted by holders holding more than 50% of the common shares and, if so accepted, is extended for a further 10 business days.

Dividend Policy

        No dividends have been paid on the common shares. We have no intention of paying dividends on the common shares in 2005. Any decision to pay dividends on the common shares in the future will be made by the board of directors on the basis of our earnings, financial position and financing requirements and other relevant factors.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common shares.

        The prospectus supplement relating to any warrants offered hereunder will describe the terms of the warrants and the applicable offering, including some or all of the following:

  •
  the designation and aggregate number of warrants offered;

  •
  the currency or currencies in which the warrants will be offered;

  •
  the number of common shares that may be purchased on the exercise of the warrants and procedures that will result in an adjustment of that number;

  •
  the exercise price of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other material terms of the warrants.

        Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares.

DESCRIPTION OF UNITS

        We may issue units comprising any combination of the other securities described in this prospectus. The prospectus supplement relating to any units will describe the securities comprising the units (including whether and under what circumstances the securities comprising the units will separate and be held or transferred separately).

PLAN OF DISTRIBUTION

        We may issue the securities offered by this prospectus in Canada, the United States and elsewhere where permitted by law for cash or other consideration:

  •
  to or through underwriters, dealers, placement agents or other intermediaries, or

  •
  directly to one or more purchasers.

        The prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, dealers or other placement agents,

  •
  the purchase price of, and form of consideration for, the securities and the proceeds to us, if any,

  •
  any delayed delivery arrangements,

  •
  any underwriting commissions, fees, discounts and other items constituting underwriters' compensation,

  •
  any offering price, and

  •
  any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

        Only the underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

        The securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

        Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian provincial securities legislation, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of securities, including in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

        The applicable prospectus supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this prospectus by an investor who is a United States person (within the meaning of the United States Internal Revenue Code).

EARNINGS COVERAGE

        Our earnings coverage ratio for the 12 months ended December 31, 2004 and the 12 months ended March 31, 2005 is less than one-to-one.

        For the 12 month period ended December 31, 2004:

  •
  our consolidated net loss before interest and income taxes was U.S.$60.1 million; and

  •
  the interest expense on our consolidated long-term debt was U.S.$0.6 million.

        For the 12 month period ended March 31, 2005:

  •
  our consolidated net loss before interest and income taxes was U.S.$58.8 million; and

  •
  the interest expense on our consolidated long-term debt was U.S.$3.2 million.

EXPERTS

        The consolidated financial statements at December 31, 2004 and 2003 and for the three years ended December 31, 2004 have been incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part, in reliance upon the report of Deloitte & Touche LLP, independent registered chartered accountants as stated in their report also incorporated by reference herein and upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.

        SNC-Lavalin Engineers & Constructors Inc., Mine Development Associates and certain other consultants have been involved in the preparation of certain technical reports which are incorporated by reference in our annual information form dated March 30, 2005. Our annual information form dated March 30, 2005 is incorporated by reference in this prospectus. See "Documents Incorporated By Reference".

LEGAL MATTERS

        Certain legal matters relating to the securities offered by this short form base shelf prospectus will be passed upon for us by McMillan Binch Mendelsohn LLP and Skadden, Arps, Slate, Meagher & Flom LLP.

INTEREST OF EXPERTS

        At the date hereof, the partners and associates of McMillan Binch Mendelsohn LLP owned, in aggregate, less than 1% of the outstanding common shares. The partners and staff of Deloitte & Touche LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by Crystallex. SNC-Lavalin Engineers & Constructors Inc. and Mine Development Associates Limited have advised us that they do not own any common shares.

TRANSFER AGENT, REGISTRAR AND TRUSTEE

        The transfer agent and registrar for the common shares is CIBC Mellon Trust Company at its principal office in Toronto, Ontario.

        The trustee for the notes is CIBC Mellon Trust Company at its principal office in Toronto, Ontario.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; consent of Deloitte & Touche LLP; consents of SNC-Lavalin Engineers & Constructors Inc., Mine Development Associates and Dr. Luca Riccio, P. Geo; powers of attorney; the indenture made as of December 23, 2004 between us and CIBC Mellon Trust Company, as trustee; and powers of attorney on Form F-X for each of Crystallex International Corporation and CIBC Mellon Trust Company.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

        Section 124 of the Canada Business Corporations Act, as amended (the "CBCA"), provides as follows:

  1.
  Indemnification.    A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

  2.
  Advance of costs.    A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

  3.
  Limitation.    A corporation may not indemnify an individual under subsection (1) unless the individual:

  (a)
  acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

  4.
  Indemnification in derivative actions.    A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

  5.
  Right to Indemnity.    Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity:

  (a)
  was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

  (b)
  fulfils the conditions set out in subsection (3).

  6.
  Insurance.    A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

  (a)
  in the individual's capacity as a director or officer of the corporation; or

  (b)
  in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

  7.
  Application to court.    A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

  8.
  Notice to Director.    An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

  9.
  Other notice.    On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

        The By-laws of the Registrant provide that the Corporation shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor to the extent permitted by the Canada Business Corporations Act.

        The Registrant maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers except where the liability relates to the person's failure to act honestly and in good faith and with a view to the best interests of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

        Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits.

        The following exhibits have been filed or incorporated by reference as part of the Registration Statement:

Exhibit Number	Description
4.1	Annual Information Form of the Registrant, dated March 30, 2005.(1)
4.2	Audited Consolidated Balance Sheets as at December 31, 2004 and 2003 and our Consolidated Statements of Operations, Cash Flows and Shareholders' Equity for each of the years in the three year period ended December 31, 2004, including the notes thereto and the auditors' report thereon.(1)
4.3	Management's Discussion and Analysis of our Financial Condition and Results of Operations for the year ended December 31, 2004.(1)
4.4	Unaudited Comparative Interim Consolidated Financial Statements as at and for the three months ended March 31, 2005, including the notes thereto.(2)
4.5	Management's Discussion and Analysis of our Financial Condition and Results of Operations for the three months ended March 31, 2005.(2)
4.6	Management Information Circular dated May 6, 2005 in respect of the annual and special meeting of our shareholders held on June 24, 2005 (excluding information which, pursuant to National Instrument 44-101 (Short Form Prospectus Distributions) issued by the Canadian Securities Administrators, is not required to be incorporated by reference).(3)
4.7	Mineral reserves and resources report dated April 30, 2003 prepared by Mine Development Associates with respect to the Las Cristinas Project.(4)
4.8	Executive summary of a feasibility study completed by SNC-Lavalin Engineers & Constructors Inc. and other independent consultants in September 2003 with respect to the development of the Las Cristinas Project and the construction and operation of a mining and processing facility at a production rate of 20,000 tonnes of ore per day.(5)
5.1	Consent of Deloitte & Touche LLP.
5.2	Consent of SNC-Lavalin Engineers & Constructors Inc.
5.3	Consent of Mine Development Associates.
5.4	Consent of Dr. Luca Riccio, P. Geo.
6.1	Powers of Attorney (included on signature pages of this Registration Statement).
7.1	Indenture.
7.2	Form of Supplemental Indenture.*

(1)
Incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 31, 2005.

(2)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 12, 2005.

(3)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 20, 2005.

(4)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 26, 2005.

(5)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on September 11, 2003.

*
To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Concurrently with the filing of this Registration Statement on Form F-10, the Trustee is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (c)
  Any change to the name or address of the agent for service of the Registrant or the Trustee will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on July 28, 2005.

CRYSTALLEX INTERNATIONAL CORPORATION
By:	/s/ TODD BRUCE
Name: Todd Bruce Title: President and Chief Executive Officer

III-2

POWER OF ATTORNEY

        KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of Crystallex International Corporation whose signature appears below constitutes and appoints Robert A. Fung and Todd Bruce, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on July 28, 2005

Signature	Title
/s/ Robert A. Fung Robert A. Fung	Chairman and Director
/s/ Todd Bruce Todd Bruce	President, Principal Executive Officer and Director
/s/ Borden D. Rosiak Borden D. Rosiak	Principal Financial Officer and Principal Accounting Officer
/s/ Marc J. Oppenheimer Marc J. Oppenheimer	Director
/s/ Michael Brown Michael Brown	Director
/s/ C. William Longden C. William Longden	Director
/s/ Harry J. Near Harry J. Near	Director
/s/ Armando F. Zullo Armando F. Zullo	Director
/s/ Johan C. Van't Hof Johan C. Van't Hof	Director

III-3

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Crystallex International Corporation in the United States, in the City of Leonia, State of New Jersey on July 28, 2005.

By:	/s/ MARC. J. OPPENHEIMER
Marc J. Oppenheimer (Authorized Representative in the United States)

III-4

EXHIBIT INDEX

Exhibit Number	Description
4.1	Annual Information Form of the Registrant, dated March 30, 2005.(1)
4.2	Audited Consolidated Balance Sheets as at December 31, 2004 and 2003 and our Consolidated Statements of Operations, Cash Flows and Shareholders' Equity for each of the years in the three year period ended December 31, 2004, including the notes thereto and the auditors' report thereon.(1)
4.3	Management's Discussion and Analysis of our Financial Condition and Results of Operations for the year ended December 31, 2004.(1)
4.4	Unaudited Comparative Interim Consolidated Financial Statements as at and for the three months ended March 31, 2005, including the notes thereto.(2)
4.5	Management's Discussion and Analysis of our Financial Condition and Results of Operations for the three months ended March 31, 2005.(2)
4.6	Management Information Circular dated May 6, 2005 in respect of the annual and special meeting of our shareholders held on June 24, 2005 (excluding information which, pursuant to National Instrument 44-101 (Short Form Prospectus Distributions) issued by the Canadian Securities Administrators, is not required to be incorporated by reference).(3)
4.7	Mineral reserves and resources report dated April 30, 2003 prepared by Mine Development Associates with respect to the Las Cristinas Project.(4)
4.8	Executive summary of a feasibility study completed by SNC-Lavalin Engineers & Constructors Inc. and other independent consultants in September 2003 with respect to the development of the Las Cristinas Project and the construction and operation of a mining and processing facility at a production rate of 20,000 tonnes of ore per day.(5)
5.1	Consent of Deloitte & Touche LLP.
5.2	Consent of SNC-Lavalin Engineers & Constructors Inc.
5.3	Consent of Mine Development Associates.
5.4	Consent of Dr. Luca Riccio, P. Geo.
6.1	Powers of Attorney (included on signature pages of this Registration Statement).
7.1	Indenture.
7.2	Form of Supplemental Indenture.*

(1)
Incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on March 31, 2005.

(2)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 12, 2005.

(3)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 20, 2005.

(4)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 26, 2005.

(5)
Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on September 11, 2003.

*
To be filed by amendment.

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I
TABLE OF CONTENTS
EXCHANGE RATE
PRESENTATION OF FINANCIAL INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MINERAL RESOURCES
CRYSTALLEX
RISK FACTORS
ARBITRATION PROCEEDINGS
USE OF PROCEEDS
DESCRIPTION OF SENIOR UNSECURED NOTES
DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION
DESCRIPTION OF WARRANTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
CERTAIN INCOME TAX CONSIDERATIONS
EARNINGS COVERAGE
EXPERTS
LEGAL MATTERS
INTEREST OF EXPERTS
TRANSFER AGENT, REGISTRAR AND TRUSTEE
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWER OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX